Exhibit 10.1

CHIQUITA BRANDS INTERNATIONAL, INC.
2002 STOCK OPTION AND INCENTIVE PLAN
DIRECTOR’S RESTRICTED STOCK AWARD AND AGREEMENT

Chiquita Brands International, Inc., a New Jersey corporation (“Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company’s Common Stock, par value $.01 per share (“Shares”), subject to the terms of this Agreement. This award is being made pursuant to the non-employee director restricted stock program under the Chiquita 2002 Stock Option and Incentive Plan (the “Plan”). The Shares will be issued at no cost to you on the vesting dates set forth below provided that you continue to serve as a non-employee director of the Company on the applicable vesting dates. Please read this Agreement carefully and return one copy as requested below. Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.

Grantee	No of Shares	Grant Date	Vesting Dates

VESTING: The Shares will vest (become deliverable) between the Grant Date and [last vesting date] with [% or number of shares] of the shares vesting on [dates] or, if earlier, upon a Change of Control of the Company (the “Vesting Date”); provided that you have served continuously as a director of the Company through the applicable vesting date Notwithstanding the foregoing, you may elect, by filing a written election with the Company prior to the date of a Change of Control, to waive all or a portion of your rights to vest in this award by reason of the Change of Control. If your service as a director terminates because of your death or Disability, all the Shares covered by this award will vest on the termination of your service. If your service as a director terminates because of your Retirement (as defined below), vesting of the Shares covered by this award will cease as of the date of your Retirement. For purposes of this award, notwithstanding the provisions of the Plan, your “Retirement” shall be deemed to occur upon the termination of your services as a director, regardless of your age, for any reason other than Cause or your death or Disability. On each Vesting Date (or promptly thereafter), the Company will deliver to you a certificate representing the Shares which have vested under this Award.

NO RIGHTS AS SHAREHOLDER PRIOR TO VESTING: Prior to any Vesting Date, you will have no rights as a shareholder of the Company with respect to the Shares to be issued on or after that Vesting Date.

BUY OUT: Prior to any Vesting Date, the Company will have the right, in its sole discretion and without your consent, to elect to pay you the Fair Market Value of the Shares in lieu of issuing you a certificate for such Shares.

TAXES: You must pay all applicable U.S. federal, state and local taxes resulting from the grant of this award or the issuance of Shares upon any vesting of this award. The Company has the right to withhold all applicable taxes due upon the vesting of this award from the proceeds of this award or from future earnings (including accrued but unpaid director’s fees or any other payments).

CONDITIONS: This award is governed by and subject to the terms and conditions of the Plan, which contains important provisions of this award and forms a part of this Agreement. A copy of the Plan is being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws.

ACKNOWLEDGEMENT: To acknowledge receipt of this award, please sign and return one copy of this Agreement to the Corporate Secretary’s Office, Attention: Barbara Howland.

CHIQUITA BRANDS INTERNATIONAL, INC. Complete Grantee Information below:

By:	By:

Home Address:

Social Security Number:

Date Acknowledged: